Exhibit 4.3

WARRANT AGREEMENT

THIS WARRANT AGREEMENT (this “Agreement”), dated as of June 17, 2026, is by and among Office Properties Income Trust, a Maryland real estate investment trust (the “Company”), and CSC Delaware Trust Company, as warrant agent (together with its respective successors and assigns, the “Warrant Agent”).

WHEREAS, on October 30, 2025, the Company and its affiliated debtors (collectively, the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”);

WHEREAS, on April 21, 2026, the Debtors filed the Fourth Amended Joint Chapter 11 Plan of Reorganization of Office Properties Income Trust and its Debtor Affiliates [Docket No. 1223] (as may be amended, modified, or supplemented from time to time, the “Plan”);

WHEREAS, on April 22, 2026, the Bankruptcy Court entered an order confirming the Plan, and the Debtors emerged from their chapter 11 cases on the date first written above (the “Effective Date”);

WHEREAS, pursuant to the Plan, the Company will issue or cause to be issued, on or as soon as reasonably practicable after the Effective Date, warrants (the “Warrants”) to purchase the Company’s common shares of beneficial interest, $0.01 par value per share (“Common Shares”), representing an aggregate total of 5% of the total number of Common Shares as of the Effective Date;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, call, exercise and cancellation of the Warrants; and

WHEREAS, all acts have been done and performed which are necessary to make the Warrants, when issued, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1.             Definition of Terms. As used in this Agreement, the following capitalized terms shall have the following respective meanings:

(a)            “Additional Common Shares” has the meaning set forth in Section 5.1(a) hereof.

(b)            “Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act.

(c)            “Appropriate Officer” means any duly authorized officer of the Company.

(d)            “Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101-1532.

(e)            “Beneficial Holders” means, with respect to any Warrants represented by a Global Warrant Certificate, any person or entity that “beneficially owns” (as such term is defined and determined pursuant to Rule 13d-3 promulgated under the Exchange Act) such Warrants.

(f)            “Board of Trustees” means the Board of Trustees of the Company.

(g)            “Book-Entry Warrants” has the meaning set forth in Section 3.1(c) hereof.

(h)            “Business Day” means any day other than a Saturday, Sunday, or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

(i)            “Calculation Notice” has the meaning set forth in Section 4.3(b).

(j)            “Certificated Warrant” has the meaning set forth in Section 3.1(c) hereof.

(k)            “Common Shares” has the meaning set forth in the Recitals, and shall include any successor security as a result of any recapitalization, reorganization, reclassification or similar transaction involving the Company.

(l)            “Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Shares, but excluding Options.

(m)           “Current Sale Price” of the Common Shares on any date of determination means:

(i)            if the Common Shares are listed on the New York Stock Exchange or The Nasdaq Stock Market on such date, the average closing sale price per Common Share for the ten (10) consecutive trading days immediately prior to such date of determination, as reported by the New York Stock Exchange or The Nasdaq Stock Market;

(ii)           if the Common Shares are not listed on the New York Stock Exchange or The Nasdaq Stock Market on such date, but are listed on another U.S. national or regional securities exchange, the average closing sale price per Common Share for the ten (10) consecutive trading days immediately prior to such date of determination, as reported in composite transactions for the principal securities exchange on which the Common Shares are traded; provided, if no closing sale price is reported on such exchange, then the Current Sale price shall be the average of the high bid and low asked prices during such ten (10) day trading day period;

(iii)          if the Common Shares are not listed on a U.S. national or regional securities exchange as contemplated in clauses (i) and (ii) above, the average last quoted sale price for the Common Shares for the ten (10) consecutive trading days immediately prior to such date of determination, in the over-the-counter market as reported by OTC Markets Group Inc. or other similar organization; provided, if no closing sale price is reported by OTC Markets Group Inc. or other similar organization, then the Current Sale price shall be the average of the high bid and low asked prices during such ten (10) day trading day period; or

(iv)          in all other cases, the fair market value of the Common Shares as most recently determined by the Valuation Firm.

The Current Sale Price shall be determined without reference to early hours, after hours, or extended market trading.

The Current Sale Price shall be appropriately adjusted by the Board of Trustees in good faith if the “ex date” (as hereinafter defined) for any event (other than the issuance or distribution requiring such computation) occurs during the ten (10) consecutive trading days immediately prior to the day as of which the Current Sale Price is being determined.

For these purposes the term “ex date”, when used:

(i)            with respect to any issuance or distribution, means the first date on which the Common Shares trade regular way on the relevant exchange or in the relevant market from which the sale price or bid and ask prices, as applicable, were obtained without the right to receive such issuance or distribution;

(ii)           with respect to any subdivision or combination of Common Shares, means the first date on which the Common Shares trade regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective; and

(iii)          with respect to any tender or exchange offer, means the first date on which the Common Shares trade regular way on such exchange or in such market after the expiration time of such offer.

(iv)          The foregoing adjustments shall be made to the Current Sale Price in accordance with the terms hereof, as may be necessary or appropriate to effectuate the intent of this Agreement and to avoid unjust or inequitable results as determined in good faith by the Board of Trustees.

(n)            “Date of Issuance” has the meaning set forth in Section 3.1(a) hereof.

(o)            “Depositary” has the meaning set forth in Section 3.1(c) hereof.

(p)            “Direct Registration Warrants” has the meaning set forth in Section 3.1(c) hereof.

(q)            “Effective Date” has the meaning set forth in the Recitals.

(r)            “Exchange” means, in the case of any securities, (i) the principal U.S. national or regional securities exchange on which such securities are then listed or (ii) if such securities are not then listed on a principal U.S. national or regional securities exchange, the principal other market on which such securities are then traded.

(s)            “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(t)            “Excluded Issuances” means any issuance or sale (or deemed issuance or sale in accordance with Section 5.1(b)) by the Company after the Date of Issuance of (a) Common Shares issued upon the exercise of any Warrants; (b) Common Shares issued directly or upon the exercise or settlement of Options, restricted stock units, or other equity-based awards to directors, officers, trustees, employees, managers, or consultants of the Company in connection with their service as trustees, directors, or managers of the Company, their employment by the Company, or their retention as consultants by the Company, in each case as authorized by the Board of Trustees; or (c) Common Shares or Convertible Securities issued as consideration in any business combination or acquisition by the Company or its Affiliates with any third party, whether by merger, consolidation, purchase of assets, or otherwise.

(u)            “Exercise Conditions” has the meaning set forth in Section 4.3(a).

(v)            “Exercise Date” has the meaning set forth in Section 4.3(a).

(w)            “Exercise Form” means (i) in the case of Certificated Warrants, an election form substantially in the form of Exhibit B-1 hereto; (ii) in the case of Direct Registration Warrants, an election form substantially in the form of Exhibit B-2 hereto; and (iii) in the case of Book-Entry Warrants, an exercise form compliant with the practices and procedures of the Depositary and its direct and indirect participants, as applicable.

(x)            “Exercise Price” has the meaning set forth in Section 4.1 hereof.

(y)            “Exercise Period” has the meaning set forth in Section 4.2 hereof.

(z)            “Funds” has the meaning set forth in Section 9.14.

(aa)          “Global Warrant Certificates” has the meaning set forth in Section 3.1(c) hereof.

(bb)         “Governmental Authority” means any (i) government, (ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal), or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority, or power of any nature, in each case, whether federal, state, local, municipal, foreign, supranational, or of any other jurisdiction.

(cc)          “Holder” has the meaning set forth in Section 4.1 hereof.

(dd)         “Law” means all laws, statutes, rules, regulations, codes, injunctions, decrees, orders, ordinances, registration requirements, disclosure requirements, and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city, or other political subdivision or of any Governmental Authority.

(ee)           “Non-Extraordinary Dividend” means any dividend or distribution in cash, securities, or other assets to the holders of Common Shares or other shares of beneficial interest of the Company into which the Warrants are exercisable that is a regularly scheduled dividend or distribution required to maintain the Company’s status as a Maryland real estate investment trust.

(ff)            “Options” means any warrants or other rights or options to subscribe for, purchase or otherwise receive Common Shares or Convertible Securities.

(gg)          “Organic Change” means any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s equity securities or assets, or other transaction, in each case which is effected in such a way that the holders of Common Shares are entitled to receive (either directly or upon subsequent liquidation) cash, stock, shares, securities, or other assets or property with respect to or in exchange for Common Shares, other than a transaction which triggers an adjustment pursuant to Sections 5.1, 5.2 or 5.3 and other than a change that solely affects the par value of the Common Shares.

(hh)          “Original Adjustment Date” has the meaning set forth in Section 5.1(b)(ii).

(ii)            “Person” means any individual, firm, corporation, partnership, limited partnership, limited liability company, association, indenture trustee, organization, joint stock company, joint venture, estate, trust, governmental unit or any political subdivision thereof, or any other entity (as such term is defined in the Bankruptcy Code).

(jj)            “Plan” has the meaning set forth in the Recitals.

(kk)          “Registered Holder” has the meaning set forth in Section 3.3(d) hereof.

(ll)            “Requisite Holders” means Registered Holders of Warrants exercisable for a majority of the Common Shares issuable upon exercise of all Warrants then outstanding.

(mm)        “SEC” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or the Exchange Act.

(nn)          “Securities Act” means the Securities Act of 1933, as amended.

(oo)          “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company or other business entity (other than a corporation), a majority of the partnership, limited liability company or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company or other business entity gains or losses or shall be or control the general partner, the managing member or entity performing similar functions of such partnership, limited liability company, or other business entity.

(pp)          “Transfer” means any transfer, sale, assignment, or other disposition.

(qq)          “Valuation Firm” means an independent investment banking or financial valuation firm of nationally recognized standing (a) that is experienced in valuations of securities similar to the Common Shares, (b) which does not (and whose directors, executive officers, and Affiliates, to the knowledge of the Company, do not) have a material direct or indirect financial interest in the Company or any of its Affiliates (other than by virtue of compensation paid for valuation or fairness advice or opinions to the Company or any of its Affiliates), and (c) which has not been, within the two years prior to its engagement hereunder, and, at the time it is engaged hereunder, is not (and none of whose directors, executive officers, or Affiliates, to the knowledge of the Company, is), Affiliated with, or engaged to perform services for (other than those contemplated hereunder), or a director or executive officer of, or an underwriter with respect to any of the securities of, the Company or any of its Affiliates (other than by virtue of compensation paid for valuation or fairness advice or opinions to the Company or any such Affiliates).

(rr)            “Warrant Agent” has the meaning set forth in the preamble and shall include any successor to the Warrant Agent pursuant to Section 8.1 hereof.

(ss)          “Warrant Certificate” has the meaning set forth in Section 3.1(c) hereof.

(tt)            “Warrant Exercise Shares” means the Common Shares issued upon the exercise of a Warrant.

(uu)          “Warrant Register” has the meaning set forth in Section 3.3(c) hereof.

(vv)          “Warrant Restrictions” means, with respect to any Certificated Warrants or Direct Registration Warrant, any restriction on transfer or exercise, or any vesting requirement.

(ww)        “Warrant Statements” has the meaning set forth in Section 3.1(c) hereof.

(xx)           “Warrants” has the meaning set forth in the Recitals.

Section 1.2.             Rules of Construction.

(a)            The singular form of any word used herein, including the terms defined in Section 1.1 hereof, shall include the plural, and vice versa.

(b)            The use herein of a word of any gender shall include correlative words of all genders.

(c)            The words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation.”

(d)            Unless otherwise specified, references to Articles, Sections, and other subdivisions of this Agreement are to the designated Articles, Sections, and other subdivision of this Agreement as originally executed.

(e)            The word “or” when used in this Warrant Agreement is not exclusive.

(f)             References to a party or the parties mean the parties to this Warrant Agreement, in each case, unless another agreement is specified.

(g)            Unless otherwise expressly indicated, any agreement, instrument, law, or statute defined or referred to in this Warrant Agreement means such agreement, instrument, law, or statute as from time to time amended, restated, modified, or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, and any statute defined or referred to in this Warrant Agreement shall include all rules and regulations promulgated under the same.

(h)            References to “day” or “days” are to calendar days, and whenever any action must be taken under this Warrant Agreement on or by a day that is not a Business Day, then that action may be validly taken on or by the next day that is a Business Day.

(i)             References to a Person are also to its permitted successors and assigns and, in the case of such Persons that are individuals, such individual’s heirs, executors, and administrators.

(j)             In the event that any claim is made by any Person relating to any conflict, omission, or ambiguity in this Warrant Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Warrant Agreement was prepared by or at the request of a particular Person or such Person’s counsel.

(k)            The words “hereof,” “herein,” “hereunder,” and words of similar import refer to this Agreement as a whole.

(l)             References to “$” are to dollars in lawful currency of the United States of America.

(m)           The Exhibits attached hereto are an integral part of this Agreement.

ARTICLE II.

APPOINTMENT OF WARRANT AGENT

Section 2.1.             Appointment. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants in accordance with the express terms and subject to the conditions set forth in this Agreement. The Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the express terms and conditions set forth in this Agreement.

ARTICLE III.

WARRANTS

Section 3.1.             Issuance of Warrants.

(a)            On the terms and subject to the conditions of this Agreement, on or as soon as reasonably practicable after the Effective Date the Company will issue the Warrants in accordance with the Plan. For the avoidance of doubt, the Warrants shall be deemed issued on the Effective Date for all purposes under the Plan, including for purposes of the satisfaction of the conditions precedent set forth in Article 9.1 thereof, notwithstanding that delivery or settlement of the Warrants may occur as soon as reasonably practicable thereafter (the date on which the Warrants are deemed issued pursuant to this Section 3.1(a), the “Date of Issuance”).

(b)            The initial number of Common Shares issuable upon exercise of the Warrants shall be 1,155,450 shares, as such amount may be adjusted from time to time pursuant to this Agreement.

(c)            Unless otherwise provided in this Agreement, the Warrants shall be issued through the book-entry facilities of The Depository Trust Company, as depositary (the “Depositary”), in the form of one or more global warrant certificates (“Global Warrant Certificates”), duly executed on behalf of the Company and countersigned, either by manual or facsimile signature, by the Warrant Agent, in the manner set forth in Section 3.2(b) below, which the Company shall deliver, or cause to be delivered to the Depositary, on or as soon as reasonably practicable after the Date of Issuance (such Warrants being referred to as “Book-Entry Warrants”).

(d)            Any Warrants which are not issuable pursuant to clause (c) above through the mandatory reorganization function of the Depositary shall either be (x) represented by certificates (collectively, with the Global Warrant Certificates, “Warrant Certificates”; and any Warrant represented by a Warrant Certificate, other than a Global Warrant Certificate, being referred to as a “Certificated Warrant”) or (y) issued by electronic entry registration on the books of the Warrant Agent (“Direct Registration Warrants”) and shall be reflected on statements issued by the Warrant Agent from time to time to the holders thereof (the “Warrant Statements”).

Section 3.2.             Form of Warrant; Execution of Warrant Certificates.

(a)            Subject to Section 6.1 of this Agreement, the Global Warrant Certificates shall be in substantially the form set forth in Exhibit A-1 attached hereto. The certificates for Certificated Warrants shall be in substantially the form set forth in Exhibit A-2 attached hereto.

(b)            The Warrant Certificates may bear such appropriate insertions, omissions, substitutions, and other variations as are required or permitted by this Agreement, may have such letters, numbers, or other marks of identification or designation and such legends or endorsements placed thereon as may be required by the Depositary (including as provided in Section 3.2(c)) and as are consistent with the provisions of this Agreement, or as may be required to comply with any Law or with any rules or regulations made pursuant thereto or with any rules of any Exchange.

(c)            The Global Warrant Certificates shall bear a legend substantially in the form indicated therefor on Exhibit A-1. The Global Warrant Certificates shall be deposited on or after the Date of Issuance with the Warrant Agent and registered in the name of Cede & Co., as the nominee of the Depositary. Each Global Warrant Certificate shall represent such number of the outstanding Warrants as specified therein, and each shall provide that it shall represent the aggregate amount of outstanding Warrants from time to time endorsed thereon and that the aggregate amount of outstanding Warrants represented thereby may from time to time be reduced or increased, as appropriate, in accordance with the terms of this Agreement.

(d)            A Warrant Certificate shall be, and shall remain, subject to the provisions of this Agreement until such time as all of the Warrants evidenced thereby shall have been duly exercised or shall have expired or been cancelled in accordance with the terms hereof.

Section 3.3.             Registration and Countersignature.

(a)            Upon receipt of a written order of the Company signed by an Appropriate Officer, the Warrant Agent (i) shall upon receipt of Warrant Certificates duly executed on behalf of the Company, countersign such Global Warrant Certificates, and record such Warrant Certificates, including the Registered Holders thereof, in the Warrant Register, and (ii) shall register in the Warrant Register any Direct Registration Warrants in the names of the initial Registered Holders thereof. Such written order of the Company shall specifically state the number of Warrants that are to be issued as Certificated Warrants, Direct Registration Warrants, or Book-Entry Warrants, and the name of the Registered Holders thereof. The Warrant Agent may rely conclusively on such written order. Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Company shall not instruct the Warrant Agent to register any Direct Registration Warrants unless and until the Warrant Agent shall confirm to the Company in writing that it has the capabilities to accommodate Direct Registration Warrants.

(b)            No Warrant Certificate shall be valid for any purpose, and no Warrant evidenced thereby shall be exercisable, until such Warrant Certificate has been countersigned by the Warrant Agent. Such signature by the Warrant Agent upon any Warrant Certificate executed by the Company shall be conclusive evidence that such Warrant Certificate so countersigned has been duly issued hereunder.

(c)            The Warrant Agent shall keep or cause to be kept, at an office designated for such purpose, books in which it shall register the Certificated Warrants or Direct Registration Warrants, and the Warrants represented by Global Warrant Certificates, and exercises, exchanges, cancellations, and transfers of outstanding Warrants (the “Warrant Register”).

(d)            No service charge shall be made for any exchange or registration of transfer of the Warrants, but the Company may require payment of a sum sufficient to cover any stamp or other tax or other charge that may be imposed on any Registered Holder in connection with any such exchange or registration of transfer. The Warrant Agent shall have no obligation to effect an exchange or register a transfer unless and until it is satisfied that any payments required by the immediately preceding sentence have been made.

(e)            Prior to due presentment for registration of transfer or exchange of any Warrants, the Company and the Warrant Agent may deem and treat the person in whose name such Warrants are registered upon the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrants, for all purposes. Neither the Company nor the Warrant Agent will be liable or responsible for any registration or transfer of any Warrants that are registered or to be registered in the name of a fiduciary or the nominee of a fiduciary.

ARTICLE IV.

TERMS AND EXERCISE OF WARRANTS

Section 4.1.             Exercise Price. Subject to adjustments provided in Article V hereof, each Warrant shall entitle (i) in the case of the Certificated Warrants or Direct Registration Warrants, the Registered Holder thereof and (ii) in the case of Book-Entry Warrants, the Beneficial Holder thereof (in each case, a “Holder”), the right to purchase from the Company one Common Share at the price of $25.00 per share (the “Exercise Price”).

Section 4.2.             Exercise Period. Warrants may be exercised by the Holder thereof, in whole or in part, on any Business Day after the Date of Issuance and prior to 5:00 P.M., New York time, on June 17, 2033 (the “Exercise Period”). To the extent that a Warrant or portion thereof is not exercised prior to the expiration of the Exercise Period, it shall be automatically cancelled with no action by any Person, and with no further rights thereunder, upon such expiration.

Section 4.3.             Method of Exercise.

(a)            Subject to the terms and conditions of this Agreement, the Holder of any Warrants may exercise such Holder’s right to purchase the Warrant Exercise Shares by (i) delivering to the Warrant Agent and the Company an Exercise Form properly completed and duly executed, (ii) in the case of Certificated Warrants, surrendering Warrant Certificate(s) therefor with proper endorsement to the Warrant Agent, and (iii) remitting payment to the Company (or the Warrant Agent if directed by the Company) in immediately available funds in an amount equal to the aggregate Exercise Price as specified in the Exercise Form for the Warrant(s) being exercised (collectively, the “Exercise Conditions”). The “Exercise Date” shall be the date on which all Exercise Conditions in respect of a Warrant have been satisfied or waived.

(b)            Upon submission of an Exercise Form in accordance with Section 4.3(a), the Company shall calculate the number of Common Shares issuable in connection with such exercise and transmit such calculation to the Warrant Agent in a written notice (a “Calculation Notice”). The Warrant Agent shall have no duty, responsibility, or obligation to calculate the number of Common Shares issuable in connection with any exercise and shall be entitled to rely conclusively on any Calculation Notice; provided, to the extent a Holder, acting in good faith, disagrees with the Company and Warrant Agent about the number of Common Shares issuable in connection with the exercise of the Warrant, the Company, the Warrant Agent and such Holder shall work in good faith to resolve such dispute.

(c)            Any Exercise Price payable hereunder shall be paid by the Holder in United States dollars by certified or official bank check payable to the Company, or by wire transfer to an account specified in writing by the Company or the Warrant Agent to such Holder, in either case in immediately available funds.

(d)            Any exercise of Warrants pursuant to the terms of this Agreement shall be irrevocable as of the date of delivery of the Exercise Form and shall constitute a binding agreement between the Holder and the Company, enforceable in accordance with the terms of this Agreement.

(e)            Upon receipt of an Exercise Form, the Warrant Agent shall:

(i)            examine the Exercise Form and all other documents delivered to it by or on behalf of Holders as contemplated hereunder to ascertain whether or not, on their face, such Exercise Form and any such other documents have been executed and completed in accordance with their terms and the terms hereof;

(ii)           if an Exercise Form or other document appears, on its face, to have been improperly completed or executed or some other irregularity in connection with the exercise of the Warrants exists, endeavor to inform the appropriate parties (including the person submitting such instrument) of the need for fulfillment of all requirements, specifying those requirements which appear to be unfulfilled;

(iii)          inform the Company of and cooperate with and assist the Company in resolving any reconciliation problems between the information provided on any Exercise Form received and the information on the Warrant Register;

(iv)          advise the Company as promptly as practicable, within a reasonable time period to enable the Company to meet its obligations under Section 4.4(a), after receipt of an Exercise Form, of (A) the receipt of such Exercise Form and the number of Warrant Exercise Shares in respect of which the Warrants are requested to be exercised in accordance with the terms and conditions of this Agreement, (B) the instructions with respect to delivery of the Common Shares deliverable upon such exercise, subject to timely receipt of such information by the Warrant Agent, and (C) such other information as the Company shall reasonably request; and

(v)           subject to Common Shares being made available to the Warrant Agent by or on behalf of the Company, and written instructions from the Company, liaise with the transfer agent for the Common Shares for the issuance and registration of the number of Common Shares issuable upon exercise of the Warrants in accordance with the Exercise Form.

(f)             The Company reserves the right reasonably to reject any and all Exercise Forms that it reasonably determines are not in proper form or for which any corresponding agreement by the Company to exchange would, in the opinion of the Company, be unlawful. Any such determination by the Company shall be final and binding on the Holders of the Warrants, absent manifest error. Moreover, the Company reserves the absolute right to waive any of the conditions to any particular exercise of Warrants or any defects in the Exercise Form(s) with regard to any particular exercise of Warrants. The Company shall provide prompt written notice to the Warrant Agent of any such rejection or waiver.

(g)            In the case of Book-Entry Warrants, the Company and the Warrant Agent shall cooperate with the Depositary and its direct and indirect participants in order to effectuate the exercise of such Warrants, in accordance with the applicable practices and procedures of the Depositary and such participants, including the manner of delivery of notice of exercise by the Beneficial Holders thereof, in such form as shall be prescribed by such participants, as applicable.

(h)            The Warrant Agent shall forward funds received for Warrant exercises promptly following receipt thereof by wire transfer to an account designated by the Company.

Section 4.4.             Issuance of Common Shares.

(a)            Upon the effectiveness of any exercise of any Warrants pursuant to Section 4.3(a), the Company shall, subject to Section 4.6, promptly at its expense, and in no event later than three (3) Business Days after the Exercise Date, cause to be issued as directed by the Holder of such Warrants the total number of whole Common Shares for which such Warrants are being exercised (as the same may be hereafter adjusted pursuant to Article V) in such denominations as are requested by the Holder as set forth below: (i) in the case of the exercise of any Certificated Warrants or Direct Registration Warrants by the Registered Holder thereof, registered as directed by the Holder, or (ii) in the case of the exercise of any Book-Entry Warrants by the Beneficial Holder thereof, by same day or next day credit to the Depositary in accordance with the practices and procedures of the Depositary and its respective participants, delivered to such account as directed by the Holder.

(b)            The Warrant Exercise Shares shall be deemed to have been issued at the time at which the Exercise Conditions have been fulfilled or validly waived, and the Holder, or other person to whom the Holder shall direct the issuance thereof, shall be deemed for all purposes to have become the holder of such Warrant Exercise Shares at such time.

Section 4.5.             Reservation of Shares.

(a)            During the Exercise Period, the Company shall at all times reserve and keep available out of its authorized but unissued Common Shares solely for the purpose of issuance upon the exercise of the Warrants, a number of Common Shares equal to the aggregate Warrant Exercise Shares issuable upon the exercise of all outstanding Warrants. The Company shall use commercially reasonable efforts to take all such actions as may be necessary to assure that all such Common Shares may be so issued without violating the Company’s governing documents, any agreements to which the Company is a party on the date hereof, any requirements of any securities exchange upon which Common Shares may be listed, or any applicable Laws. The Company shall not take any action which would cause the number of authorized but unissued Common Shares to be less than the number of such shares required to be reserved hereunder for issuance upon exercise of the Warrants.

(b)            The Company covenants that it will take such actions as may be necessary or appropriate in order that all Warrant Exercise Shares issued upon exercise of the Warrants will, upon issuance in accordance with the terms of this Agreement, be fully paid and non-assessable and free from any and all (i) security interests created by or imposed upon the Company and (ii) taxes, liens, and charges with respect to the issuance thereof. If at any time prior to the expiration of the Exercise Period the number and kind of authorized but unissued shares of beneficial interest of the Company shall not be sufficient to permit exercise in full of the Warrants, the Company will promptly take such corporate action as may, in the opinion of its counsel, be reasonably necessary (including seeking shareholder approval, if required) to increase its authorized but unissued shares to such number of shares as shall be sufficient for such purposes. The Company agrees that its issuance of Warrants shall constitute full authority to its officers who are charged with the issuance of Warrant Exercise Shares to issue Warrant Exercise Shares upon the exercise of Warrants. Without limiting the generality of the foregoing, the Company will not increase the stated or par value per share, if any, of the Common Shares above the Exercise Price per share in effect immediately prior to such increase in stated or par value.

(c)            The Company represents and warrants to the Holders that the issuance of the Warrants and the issuance of Common Shares upon exercise thereof in accordance with the terms hereof will not constitute a breach of, or a default under, any other material agreements to which the Company is a party on the date hereof.

Section 4.6.             Fractional Shares. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to issue any fraction of a share of its shares of beneficial interest in connection with the exercise of any Warrants, and in any case where a Holder of Warrants would, except for the provisions of this Section 4.6, be entitled under the terms thereof to receive a fraction of a share upon the exercise of such Warrants, the Company shall, upon the exercise of such Warrants, issue or cause to be issued only the largest whole number of Warrant Exercise Shares issuable upon such exercise (and such fraction of a share will be disregarded, and the Holder shall not have any rights or be entitled to any payment with respect to such fraction of a share); provided that the number of whole Warrant Exercise Shares which shall be issuable upon the contemporaneous exercise of any Warrants shall be computed on the basis of the aggregate number of Warrant Exercise Shares issuable upon exercise of all such Warrants.

Section 4.7.             Close of Books; Par Value. The Company shall not close its books against the transfer of any Warrants or any Warrant Exercise Shares in any manner which interferes with the timely exercise of such Warrants. Without limiting Section 4.5(b), the Company shall use commercially reasonable efforts to, from time to time, take all such action as may be necessary to assure that the par value per share of the unissued Common Shares acquirable upon exercise of the Warrants is at all times equal to or less than the Exercise Price then in effect.

Section 4.8.             Payment of Taxes.

(a)            The Company shall from time to time promptly pay all non-income taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of any Warrant Exercise Shares upon the exercise of the Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such Warrant Exercise Shares.

(b)            Notwithstanding anything herein to the contrary, if the Company or other applicable withholding agent is required by applicable law to pay withholding taxes or backup withholding on behalf of a Holder or beneficial owner as a result of an actual or constructive disposition of or dividend with respect to a Warrant (including on any constructive dividend deemed to arise under Section 305(c) of the Internal Revenue Code of 1986, as amended (the “Code”)), then the Company or such withholding agent, as applicable, may set off the amount of such withholding taxes or backup withholding against payments of cash or the delivery of Common Shares or other consideration, if any, in respect of the Warrant (or any payments on Common Shares) or sales proceeds received by, or other funds or assets of, such Holder or beneficial owner. The Company shall determine in its reasonable discretion the amount and the timing of any constructive disposition or dividend.

(c)            On the Effective Date (or in the case of any transferee, the date such transferee becomes a Holder), and thereinafter upon reasonable request by the Company or as required under applicable law, to the extent permitted by applicable law, the Holder shall deliver to the Company or other applicable withholding agent tax forms or other documentation (including any applicable IRS Form W-8 or W-9) reasonably satisfactory to the Company or other applicable withholding agent to establish an exemption from, or a reduction in the rate of, U.S. withholding tax that may apply to any actual or constructive disposition of or dividend with respect to a Warrant (e.g., under Section 305(c) of the Code).

Section 4.9.             Company Repurchase. The Company shall have the right, except as limited by applicable law, to purchase or otherwise to acquire one or more Warrants at such times, in such manner and for such consideration as agreed by the Company and the applicable Holder.

Section 4.10.           Listing. The Company shall procure, at its sole expense, the listing of the Warrant Exercise Shares on all Exchanges on which the Common Shares are then listed. The Company shall take all action reasonably necessary to ensure that the Common Shares (including all Warrant Exercise Shares) will be issued without violation of any applicable Law or regulation or of any requirement of any Exchange on which such shares are listed or traded.

ARTICLE V.

ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT
EXERCISE SHARES

In order to prevent dilution of the rights granted under the Warrants, the Exercise Price shall be subject to adjustment from time to time as provided in this Article V, and the number of Common Shares issuable upon exercise of each Warrant shall be subject to adjustment from time to time as provided in this Article V. Notwithstanding anything in this Article V to the contrary, (i) no single event shall be subject to adjustment under more than one section of this Article V so as to result in duplication and (ii) if any single event would otherwise require adjustment of the Exercise Price or the number of Common Shares issuable upon exercise of each Warrant pursuant to more than one such section, such adjustment shall be made by the Company in good faith in a manner the Company determines is most favorable to the holders of Warrants.

Section 5.1.             Additional Common Shares.

(a)            Issue of Common Shares. In the event the Company shall at any time after the date hereof issue additional Common Shares, including any Additional Common Shares deemed to be issued pursuant to Section 5.1(b) but excluding any Additional Common Shares issued pursuant to any other provision of this Article V (collectively, the “Additional Common Shares”), then the Exercise Price shall be reduced, concurrently with such issue, to a price determined in accordance with the following formula:

CPA2 = CPA1 * (A + B) ÷ (A + C)

For purposes of the foregoing formula, the following definitions shall apply:

(i)            “CPA2” shall mean the Exercise Price in effect immediately after such issue of Additional Common Shares;

(ii)           “CPA1” shall mean the Exercise Price in effect immediately prior to such issue of Additional Common Shares;

(iii)          “A” shall mean the number of Common Shares outstanding and deemed outstanding immediately prior to such issue of Additional Common Shares;

(iv)          “B” shall mean the number of Common Shares which the aggregate consideration expected to be received by the Company (as determined in good faith by the Board of Trustees) would purchase at the Current Sale Price; and

(v)           “C” shall mean the number of such shares of Additional Common Shares issued in such transaction.

(b)            Deemed Issue of Common Shares.

(i)            If the Company at any time after the issuance of the Warrants but prior to the expiration of the Exercise Period shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of Common Shares to receive any such Options or Convertible Securities, then the maximum number of Common Shares (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility, or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Common Shares (issued as of the time of such issue of Options or Convertible Securities or, in case such a record date shall have been fixed, as of 5:00 P.M. (New York City time)) on such record date and the provisions hereof that are applicable to the issuance of Additional Common Shares shall apply thereto; provided, that in any such case in which Additional Common Shares are deemed to be issued, no further adjustments in the Exercise Price shall be made upon the subsequent issue of Convertible Securities or Common Shares upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(ii)           If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Exercise Price pursuant to the terms of this Section 5.1, are revised to provide for either (i) any increase or decrease in the number of Common Shares issuable upon the exercise, conversion, or exchange of any such Option or Convertible Security or (ii) any increase or decrease in the consideration payable to the Company upon such exercise, conversion, or exchange, then, effective upon such increase or decrease becoming effective, the Exercise Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) (the “Original Adjustment Date”) shall be readjusted to such Exercise Price as would have been obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no adjustment pursuant to this Section 5.1 shall have the effect of increasing the Exercise Price to an amount which exceeds the lower of (A) the Exercise Price on the Original Adjustment Date, or (B) the Exercise Price that would have resulted from any issuances of Additional Common Shares between the Original Adjustment Date and such readjustment date.

(iii)          If the terms of any Option or Convertible Security, the issuance of which did not result in an adjustment to the Exercise Price pursuant to the terms of this Section 5.1, are revised after the date hereof (either automatically, pursuant to the provisions contained therein, or as a result of an amendment to such terms) to provide for either (i) any increase or decrease in the number of Common Shares issuable upon the exercise, conversion, or exchange of any such Option or Convertible Security or (ii) any increase or decrease in the consideration payable to the Company upon such exercise, conversion, or exchange, then such Option or Convertible Security, as so amended, and the Additional Common Shares subject thereto shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(iv)          Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security which resulted in an adjustment to the Exercise Price pursuant to the terms of this Section 5.1, the Exercise Price shall be readjusted to such Exercise Price as would have been obtained had such Option or Convertible Security never been issued.

(c)            For purposes of this Section 5.1, the consideration received by the Company for the issue of any Additional Common Shares shall be computed as follows:

(i)            Cash and Property. Such consideration shall: (i) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest; (ii) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Trustees, and (iii) in the event shares of Additional Common Shares are issued together with other interests or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Trustees.

(ii)           Options and Convertible Securities. The consideration per share received by the Company for Additional Common Shares deemed to have been issued pursuant to Section 5.1(b) relating to Options and Convertible Securities shall be determined by dividing: (i) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (ii) the maximum number of Common Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(iii)          In the event the Company shall issue on more than one date shares of Additional Common Shares that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Exercise Price pursuant to the terms of Section 5.1(a) then, upon the final such issuance, the Exercise Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without additional giving effect to any adjustments as a result of any subsequent issuances within such period).

Section 5.2.             Subdivision or Combination of Common Shares. In the event that the amount of outstanding Common Shares is increased or decreased by combination (by reverse stock split or reclassification) or subdivision (by any stock split or reclassification) of the Common Shares or any distribution by the Company with respect to all Common Shares in the form of additional Common Shares, then, on the effective date of such combination, subdivision, or distribution, the number of Warrant Exercise Shares issuable on exercise of the Warrants shall be increased or decreased, as applicable, in proportion to such increase or decrease, as applicable, in the outstanding Common Shares.

Section 5.3.             Distributions. If the Company at any time after the issuance of the Warrants but prior to the expiration of the Exercise Period makes a distribution to all holders of Common Shares of securities, evidences of indebtedness, assets, cash, rights, or warrants (excluding Non-Extraordinary Dividends and any dividends or distributions referred to in Section 5.1 or 5.2), then, in each such case, at the election of the Company, (1) the Company shall distribute in respect of each Warrant the same consideration received per Common Share multiplied by the number of Warrant Exercise Shares, or (2) the Exercise Price in effect prior to such distribution shall be decreased, effective immediately after the effective date of such distribution, by the amount of cash and/or the fair market value (as determined by the Board of Trustees, in good faith) of any securities or other assets paid on each Common Share in respect of such distribution.

Section 5.4.             [Reserved].

Section 5.5.             Reorganization, Reclassification, Consolidation, Merger, or Sale.

(a)            In connection with any Organic Change prior to the expiration of the Exercise Period, the Holders shall have the right to acquire and receive, upon exercise of such Warrants, in lieu of the Warrant Exercise Shares immediately theretofore purchasable and receivable upon the exercise of the Warrants, such cash, stock, shares, securities, or other assets or property as would have been issued or payable in such Organic Change (if the Holder had exercised such Warrant immediately prior to such Organic Change) with respect to or in exchange, as applicable, for the number of Warrant Exercise Shares that would have been issued upon exercise of such Warrants, if such Warrants had been exercised immediately prior to the occurrence of such Organic Change. The Company shall not effect any Organic Change unless, prior to the consummation thereof, the surviving Person (if other than the Company) resulting from such Organic Change, shall assume, by written instrument substantially similar in form and substance to this Agreement in all material respects (including with respect to the provisions of Article V), the obligation to deliver to the Holders such cash, stock, shares, securities, or other assets or property which, in accordance with the foregoing provision, the Holders shall be entitled to receive upon exercise of the Warrants. The provisions of this Section 5.5 shall similarly apply to successive Organic Changes.

(b)            If the consideration to be received in an Organic Change for each Warrant Exercise Share that would have been issuable upon such exercise immediately prior to the occurrence of such Organic Change exceeds the Exercise Price then in effect at the time of the consummation of such Organic Change such that the Warrant has positive intrinsic value (i.e., the Warrant is “in the money” at the time of such Organic Change), in lieu of paying the Exercise Price by personal, certified or official bank check or by wire transfer, any Holder may elect to exercise Warrants by authorizing the Company to withhold and not issue to such Holder, in payment of the Exercise Price thereof, a number of such Warrant Exercise Shares equal to (x) the number of Warrant Exercise Shares for which the Warrants are being exercised, multiplied by (y) the Exercise Price, and divided by (z) the Current Sale Price on the Exercise Date (and such withheld shares shall no longer be issuable under such Warrants, and the Holder shall not have any rights or be entitled to any payment with respect to such withheld shares). The “Current Sale Price” for purposes of this Section 5.5(b) shall be the price per share that the holders of Common Shares are entitled to receive upon consummation of any Organic Change.

Section 5.6.             Notice of Adjustments. Whenever the number and/or kind of Warrant Exercise Shares or the Exercise Price is adjusted as provided herein, the Company shall (i) prepare and deliver, or cause to be prepared and delivered, forthwith to the Warrant Agent a written statement setting forth the adjusted number and/or kind of shares issuable upon the exercise of Warrants and the Exercise Price of such shares after such adjustment, the facts requiring such adjustment and the computation by which adjustment was made, and (ii) cause the Warrant Agent to give written notice to each Holder in the manner provided in Section 9.2 below, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

Section 5.7.             Exclusion of Certain Adjustments. Subject to Section 4.5(b), no adjustment need be made for a change in the par value of the Common Shares. All calculations under this Article V shall be made to the nearest one ten-thousandth (1/10,000) of one cent ($0.01) or to the nearest one ten-thousandth (1/10,000) of a share, as the case may be. Notwithstanding anything to the contrary in this Article V, there shall be no adjustment to the Exercise Price with respect to any Excluded Issuance.

Section 5.8.             Valuation Firm. Until such time that the Company is subject to reporting obligations under Section 13 or Section 15(d) of the Exchange Act, the Company shall cause the Valuation Firm to conduct a valuation of the fair market value of the Common Shares (i) in connection with any material change in the business that, in the good faith determination of the Board of Trustees, necessitates a renewed valuation and (ii) in connection with any required determination pursuant to this Agreement of the Current Sale Price in accordance with clause (iv) of the definition thereof; provided that the Company shall not be required to obtain more than one valuation pursuant to this clause (ii) in any 12-month period. The Company shall cause the Warrant Agent to give written notice to each Holder in the manner provided in Section 9.2 below upon completion of any valuation determination by the Valuation Firm.

Section 5.9.             Form of Warrant After Adjustments. The form of Warrant Certificate need not be changed because of any adjustments in the Exercise Price or the number and/or kind of shares issuable upon exercise of the Warrants, and Warrant Certificates theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated therein, as initially issued; provided that such adjustments in the Exercise Price or the number and/or kind of shares issuable upon exercise of the Warrants pursuant to the terms of this Agreement shall nonetheless have effect upon exercise of the Warrants. The Company, however, may at any time in its sole discretion make any change in the form of Warrant Certificate that it may deem appropriate to give effect to such adjustments and that does not affect the substance of the Warrant Certificate or this Agreement (including the rights, duties, liabilities, or obligations of the Warrant Agent), and any Warrant Certificate thereafter issued, whether in exchange or substitution for an outstanding Warrant Certificate, may be in the form so changed.

ARTICLE VI.

TRANSFER AND EXCHANGE OF WARRANTS

Section 6.1.             Registration of Transfers and Exchanges.

(a)            Transfer and Exchange of Book-Entry Warrants. The Transfer and exchange of Book-Entry Warrants shall be effected through the Depositary and its direct and indirect participants, in accordance with the practices and procedures therefor of the Depositary and such participants.

(b)            Exchange of Book-Entry Warrants for Certificated Warrants or Direct Registration Warrants. If at any time:

(i)            the Depositary for the Global Warrant Certificates notifies the Company that it is unwilling or unable to continue as Depositary for the Global Warrant Certificates and a successor Depositary for the Global Warrant Certificates is not appointed by the Company within 90 days after delivery of such notice; or

(ii)           the Company, in its sole discretion, notifies the Warrant Agent in writing that it elects to exclusively cause the issuance of Certificated Warrants or Direct Registration Warrants under this Agreement, then the Warrant Agent shall register and issue Certificated Warrants, or shall register Direct Registration Warrants, in an aggregate number equal to the number of Book-Entry Warrants represented by the Global Warrant Certificates, in accordance with such written instructions. Such written instructions provided by the Company shall state that the Certificated Warrants or Direct Registration Warrants issued in exchange for Book-Entry Warrants pursuant to this Section 6.1(b) shall be registered in such names and in such amounts as the Depositary, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Warrant Agent.

(c)            Transfer and Exchange of Certificated Warrants or Direct Registration Warrants. When Certificated Warrants or Direct Registration Warrants are presented to the Warrant Agent with a written request:

(i)            to register the Transfer of such Certificated Warrants or Direct Registration Warrants; or

(ii)           to exchange such Certificated Warrants or Direct Registration Warrants for an equal number of Certificated Warrants or Direct Registration Warrants, respectively, of other authorized denominations, the Warrant Agent shall register the Transfer or make the exchange, and in the case of Certificated Warrants shall issue such new Warrant Certificates, as requested if its customary requirements for such transactions are met; provided, that (A) the Warrant Agent shall have received (x) a written instruction of Transfer in form satisfactory to the Warrant Agent, duly executed by the Registered Holder thereof or by his attorney, duly authorized in writing and (y) in the case of Certificated Warrants, surrender of the Warrant Certificate or Certificate(s) representing same duly endorsed for Transfer or exchange.

(d)            Exchange of Certificated Warrants or Direct Registration Warrants for Book-Entry Warrants. Certificated Warrants or Direct Registration Warrants that are not subject to any Warrant Restrictions may be exchanged for Book-Entry Warrants upon satisfaction of the requirements set forth below. Upon receipt by the Warrant Agent of appropriate written instruments of transfer with respect to such Certificated Warrants or Direct Registration Warrants, in form satisfactory to the Warrant Agent, and in the case of Certificated Warrants, surrender of the Warrant Certificate(s) representing same duly endorsed for Transfer or exchange, together with written instructions directing the Warrant Agent to make, or to direct the Depositary to make, an endorsement on the Global Warrant Certificate to reflect an increase in the number of Warrants represented by the Global Warrant Certificate equal to the number of Warrants represented by such Certificated Warrants or Direct Registration Warrants, then the Warrant Agent shall cancel such Certificated Warrants or Direct Registration Warrants on the Warrant Register and cause or direct the Depositary to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Warrant Agent, the number of Book-Entry Warrants represented by the Global Warrant Certificate to be increased accordingly. If no Global Warrant Certificates are then outstanding, or if the Global Warrant Certificates then outstanding cannot be used for such purposes, the Company shall issue and the Warrant Agent shall countersign (by either manual or facsimile signature), a new Global Warrant Certificate representing the appropriate number of Book-Entry Warrants. Any such transfer shall be subject to the Company’s prior written approval, which shall not be unreasonably withheld, conditioned, or delayed.

(e)            Restrictions on Transfer and Exchange of Global Warrant Certificates. Notwithstanding any other provisions of this Agreement (other than the provisions set forth in Section 6.1(f)), unless and until it is exchanged in whole for Certificated Warrants or Direct Registration Warrants, a Global Warrant Certificate may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(f)            Restrictions on Transfer. No Warrants or Warrant Exercise Shares shall be sold, exchanged, or otherwise Transferred in violation of the Securities Act or state securities Laws or the Company’s declaration of trust or bylaws. If any Holder purports to Transfer Warrants to any Person in a transaction that would violate the provisions of this Section 6.1(f), such Transfer shall be void ab initio and of no effect.

(g)            Exchange of Global Warrant Certificate. A Global Warrant Certificate may be exchanged for another Global Warrant Certificate of like or similar tenor for purposes of complying with the practices and procedures of the Depositary.

(h)            Cancellation of Global Warrant Certificate. At such time as all beneficial interests in a Global Warrant Certificate have either been exchanged for Certificated Warrants or Direct Registration Warrants, redeemed, repurchased, or cancelled, the Global Warrant Certificate shall be returned to, or retained and cancelled pursuant to applicable Law by, the Warrant Agent, upon written instructions from the Company satisfactory to the Warrant Agent.

Section 6.2.             Obligations with Respect to Transfers and Exchanges of Warrants.

(a)            All Certificated Warrants or Direct Registration Warrants issued upon any registration of Transfer or exchange of Certificated Warrants or Direct Registration Warrants, respectively, shall be the valid obligations of the Company, entitled to the same benefits under this Agreement as the Certificated Warrants or Direct Registration Warrants surrendered upon such registration of Transfer or exchange. No service charge shall be made to a Registered Holder for any registration, Transfer, or exchange of any Certificated Warrants or Direct Registration Warrants, but the Company may require payment of a sum sufficient to cover any stamp or other tax or other charge that may be imposed on the Registered Holder in connection with any such exchange or registration of Transfer. The Warrant Agent shall have no obligation to effect an exchange or register a Transfer unless and until it is satisfied that all such taxes and/or charges have been paid.

(b)            So long as the Depositary, or its nominee, is the registered owner of a Global Warrant Certificate, the Depositary or such nominee, as the case may be, shall be considered by the Company, the Warrant Agent, and any agent of the Company or the Warrant Agent as the sole owner or holder of the Warrants represented by such Global Warrant Certificate for all purposes under this Agreement (subject to Sections 4.1(ii) and 4.3(c)(z)). Neither the Company nor the Warrant Agent, in its capacity as registrar for such Warrants, will have any responsibility or liability for any aspect of the records relating to beneficial interests in a Global Warrant Certificate or for maintaining, supervising or reviewing any records relating to such beneficial interests. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Warrant Agent, or any agent of the Company or the Warrant Agent from giving effect to any written certification, proxy, or other authorization furnished by the Depositary or impair the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in a Global Warrant Certificate.

(c)            Subject to Section 6.1(c), and this Section 6.2, the Warrant Agent shall:

(i)            in the case of Certificated Warrants, register the Transfer of any outstanding Certificated Warrants in the Warrant Register upon receipt of all information required to be delivered hereunder and delivery by the Registered Holder thereof of the Warrant Certificate representing such Certificated Warrants, properly endorsed for transfer, by the Registered Holder thereof or by the duly appointed legal representative thereof or by a duly authorized attorney; and upon any such registration of Transfer, a new Warrant Certificate shall be issued to the transferee.

(ii)            in the case of Direct Registration Warrants, register the Transfer of any outstanding Direct Registration Warrants in the Warrant Register upon receipt of all information required to be delivered hereunder and delivery by the Registered Holder thereof, at the Warrant Agent’s office designated for such purpose, of a form of assignment substantially in the form of Exhibit C hereto, properly completed and duly executed by the Registered Holder thereof or by the duly appointed legal representative thereof or by a duly authorized attorney; and upon any such registration of Transfer, a new Direct Registration Warrant shall be issued to the transferee.

Section 6.3.             Fractional Warrants. The Warrant Agent shall not effect any registration of Transfer or exchange which would result in the issuance of a fraction of a Warrant.

ARTICLE VII.

OTHER PROVISIONS RELATING TO RIGHTS OF HOLDERS OF WARRANTS

Section 7.1.             No Rights or Liability as Shareholder. Nothing contained herein shall be construed as conferring upon the Holder or the Holder’s transferees the right to vote or to receive dividends or to consent or to receive notice as a shareholder in respect of any meeting of shareholders for the election of trustees of the Company or of any other matter, or any rights whatsoever as shareholders of the Company. The vote or consent of any Holder shall not be required with respect to any action or proceeding of the Company and no Holder shall have any right not expressly conferred hereunder, or by applicable Law with respect to, the Warrants held by such Holder. No Holder, by reason of the ownership or possession of a Warrant, shall have any right to receive any cash dividends, stock dividends, allotments or rights or other distributions paid, allotted, or distributed or distributable to the holders of Common Shares prior to, or for which the relevant record date preceded, the date of the exercise of such Warrant. No provision thereof and no mere enumeration therein of the rights or privileges of the Holder shall give rise to any liability of such Holder for the Exercise Price hereunder or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

Section 7.2.             Notice to Registered Holders. The Company shall give notice to Registered Holders in accordance with Section 9.2, and prompt written notice thereof to the Warrant Agent, if at any time prior to the expiration of the Exercise Period or exercise in full of the Warrants, any of the following events shall occur:

(a)            the payment of any dividend payable in any securities upon shares of Common Shares or the making of any distribution (other than Non-Extraordinary Dividends) to all holders of Common Shares;

(b)            the issuance to all holders of Common Shares of any additional shares of Common Shares or of rights, options, or warrants to subscribe for or purchase Common Shares or of any other subscription rights, options, or warrants;

(c)            the issuance of any Additional Common Shares, Options, or Convertible Securities that would result in an adjustment to the Exercise Price under Section 5.1;

(d)            an Organic Change;

(e)            a dissolution, liquidation, or winding up of the Company; or

(f)            the occurrence of any other event that would result in an adjustment to the Exercise Price or the number of Warrant Exercise Shares issuable upon exercise of the Warrants under Article V.

Such giving of notice shall be initiated (i) at least ten (10) days prior to the date fixed as the record date or the date of closing of the Company’s share transfer books for the determination of the shareholders entitled to such dividend, distribution, or subscription rights, or of the shareholders entitled to vote on such Organic Change, dissolution, liquidation, or winding up or the occurrence of any other event that would result in an adjustment to the Exercise Price or the number of Warrant Exercise Shares issuable upon exercise of the Warrants under Article V or (ii) in the case of clause (c) above, promptly following the date of issuance. Such notice shall specify such record date or the date of closing the share transfer books or proposed effective date, as the case may be. Failure to provide such notice shall not affect the validity of any action taken. For the avoidance of doubt, no such notice (or the failure to provide it to any Holder) shall supersede or limit any adjustment called for by Article V by reason of any event as to which notice is required by this Section. Notwithstanding anything to the contrary in this Warrant Agreement, the Company shall not be required to deliver any notice pursuant to this Section 7.2 at any time that such notice would contain material non-public information relating to the Company or the Common Shares.

Section 7.3.             Lost, Stolen, Mutilated, or Destroyed Warrant Certificates. If any Warrant Certificate is lost, stolen, mutilated, or destroyed, the Company may issue, and upon written request by the Company, the Warrant Agent shall countersign (either by manual or facsimile signature), and deliver, in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen, or destroyed, a new Warrant Certificate of like tenor in accordance with written instructions from the Company. In the case of Warrant Certificates other than Global Warrant Certificates, the Warrant Agent shall require evidence reasonably satisfactory to it of the loss, theft, or destruction of such Warrant Certificate, and may require an open penalty surety bond satisfactory to it and holding the Company and the Warrant Agent harmless, absent notice to Warrant Agent that such certificates have been acquired by a bona fide purchaser. Applicants for such substitute Warrant Certificates shall also comply with such other regulations and pay such other charges as the Company or the Warrant Agent may require.

Section 7.4.             Cancellation of Warrants. If the Company shall purchase or otherwise acquire Warrants, such Warrants shall be cancelled and retired, in the case of Certificated Warrants or Direct Registration Warrants, by appropriate notation on the Warrant Register, and, in the case of Book-Entry Warrants, in accordance with the practices and procedures of the Depositary, including if required by such practices and procedure by appropriate notation on the applicable Global Warrant Certificate.

ARTICLE VIII.

CONCERNING THE WARRANT AGENT AND OTHER MATTERS

Section 8.1.             Resignation, Removal, Consolidation, or Merger of Warrant Agent.

(a)            Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of sixty (60) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the Registered Holder of a Warrant, then the Registered Holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. The Company may, at any time and for any reason at no cost to the Holders, remove the Warrant Agent and appoint a successor Warrant Agent by written instrument signed by the Company and specifying such removal and the date when it is intended to become effective, one copy of which shall be delivered to the Warrant Agent being removed and one copy to the successor Warrant Agent. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a Person organized and existing under the Laws of the United States of America, or any state thereunder, in good standing. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, rights, immunities, duties, and obligations of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent, the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

(b)            Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall (i) give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Shares not later than the effective date of any such appointment, and (ii) cause written notice thereof to be delivered to each Registered Holder at such Registered Holder’s address appearing on the Warrant Register. Failure to give any notice provided for in this Section 8.1(b) or any defect therein shall not affect the legality or validity of the removal of the Warrant Agent or the appointment of a successor Warrant Agent, as the case may be.

(c)            Merger, Consolidation, or Name Change of Warrant Agent.

(i)            Any Person into which the Warrant Agent may be merged or with which it may be consolidated or any Person resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement, without any further act or deed, if such person would be eligible for appointment as a successor Warrant Agent under the provisions of Section 8.1(a). If any of the Warrant Certificates have been countersigned but not delivered at the time such successor to the Warrant Agent succeeds under this Agreement, any such successor to the Warrant Agent may adopt the countersignature of any previous Warrant Agent; and if at that time any of the Warrant Certificates shall not have been countersigned, any successor to the Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases such Warrant Certificates shall have the full force provided in the Warrant Certificates and in this Agreement.

(ii)           If at any time the name of the Warrant Agent is changed and at such time any of the Warrant Certificates have been countersigned but not delivered, the Warrant Agent whose name has changed may adopt the countersignature under its prior name. If at that time any of the Warrant Certificates have not been countersigned, the Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name. In all such cases such Warrant Certificates shall have the full force provided in the Warrant Certificates and in this Agreement.

Section 8.2.             Fees and Expenses of Warrant Agent.

(a)            Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as Warrant Agent as set forth in the fee proposal between the Company and the Warrant Agent dated June 17, 2026, and will reimburse the Warrant Agent upon demand for all reasonable and documented out-of-pocket expenses (including reasonable counsel fees and expenses), taxes and governmental charges, and other charges of any kind and nature incurred by the Warrant Agent in connection with the negotiation, preparation, delivery, administration, execution, modification, waiver, delivery, enforcement, or amendment of this Agreement and the exercise and performance of its duties hereunder.

(b)            Further Assurances. Each of the Company and the Warrant Agent agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the other party hereto for the carrying out or performing of the provisions of this Agreement.

Section 8.3.             Duties of Warrant Agent

(a)            Covered Persons. References to the Warrant Agent in this Section 8.3 shall include the Warrant Agent and its affiliates, principals, directors, officers, employees, agents, representatives, attorneys, accountants, advisors, and other professionals.

(b)            Liability.

(i)            The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement.

(ii)           The Warrant Agent shall not be responsible for the making of any adjustment in the Exercise Price or the number and/or kind of shares issuable upon the exercise of Warrants required under the provisions of Article V or be responsible for the manner, method, or amount of any such change or the ascertaining of the existence of facts that would require any such change.

(iii)          The Warrant Agent shall not by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Warrant Exercise Shares to be issued pursuant to this Agreement or any Warrant or as to whether any Warrant Exercise Shares will, when issued, be validly issued and fully paid and non-assessable.

(iv)          The Warrant Agent shall not be accountable or under any duty or responsibility for the application by the Company of the proceeds of the issue and sale, or exercise, of the Warrants.

(v)           The Warrant Agent shall have no liability under, and no duty to inquire as to, the provisions of any agreement, instrument or document other than this Agreement.

(vi)          The Warrant Agent may rely on and shall incur no liability or responsibility to the Company, any Holder, or any other Person for any action taken, suffered, or omitted to be taken by it upon any notice, instruction, request, resolution, waiver, consent, order, certificate, affidavit, statement, or other paper, document, or instrument furnished to the Warrant Agent hereunder and reasonably believed by it to be genuine and to have been signed, sent, or presented by the proper party or parties. The Warrant Agent shall be under no duty to inquire into or investigate the validity, accuracy, or content of any such notice, instruction, request, resolution, waiver, consent, order, certificate, affidavit, statement, or other paper, document, or instrument.

(vii)         The Warrant Agent shall not take any instructions or directions except those given in accordance with this Agreement.

(viii)        The Warrant Agent shall act hereunder solely as agent for the Company and in a ministerial capacity and does not assume any obligation or relationship of agency or trust with any of the Holders, and its duties shall be determined solely by the provisions hereof.

(ix)          The Warrant Agent shall not be liable for any action taken, suffered, or omitted to be taken in connection with this Agreement except to the extent that its own gross negligence, willful misconduct, or bad faith was the primary cause of any loss.

(x)           Anything in this Agreement to the contrary notwithstanding, in no event shall the Warrant Agent be liable for any special, incidental, punitive, indirect, or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Warrant Agent has been advised of the likelihood of such loss or damage.

(xi)          All rights and obligations contained in this Section 8.3 shall survive the termination of this Agreement and the resignation, replacement, incapacity, or removal of the Warrant Agent. All fees and expenses incurred by the Warrant Agent prior to or in connection with the resignation, replacement, incapacity, or removal of the Warrant Agent shall be paid by the Company in accordance with this Section 8.3 of this Agreement notwithstanding such resignation, replacement, incapacity, or removal of the Warrant Agent.

(xii)          The Warrant Agent shall not be liable for interest on any monies at any time received by it pursuant to the provisions of this Agreement.

(xiii)         In the event the Warrant Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request, or other communication, paper, or document received by the Warrant Agent hereunder, the Warrant Agent, shall notify and work in good faith with the Company to clarify such ambiguity or uncertainty, and until so clarified, the Warrant Agent shall not be liable in any way to the Company or any Holder or other person or entity for refraining from taking such action.

(c)            Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by an Appropriate Officer of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered by it pursuant to the provisions of this Agreement. The Company will perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing by the Warrant Agent of the provisions of this Agreement.

(d)            Indemnity. The Company agrees to indemnify, defend, protect, and save the Warrant Agent and hold it harmless from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs, or expenses, including without limitation reasonable fees and disbursements of counsel, that may be imposed on, incurred by, or asserted against such Person, at any time, and in any way relating to or arising out of or in connection with, directly or indirectly, the execution, delivery or performance of this Agreement, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission, or error of such Person; provided, that no such Person shall be entitled to be so indemnified, defended, protected, saved, and kept harmless to the extent such loss was caused by its own gross negligence, bad faith, or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable order. Notwithstanding the foregoing, the Company shall not be responsible for any settlement made without its written consent, which written consent shall not be unreasonably conditioned, withheld, or delayed.

(e)            Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except, in each case, its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement; nor shall it be responsible to make any adjustments required under the provisions of Article V hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Common Shares to be issued pursuant to this Agreement or any Warrant or as to whether any Common Shares will, when issued, be valid and fully paid and non-assessable. The Warrant Agent will not be under any duty or responsibility to ensure compliance with any applicable federal or state securities Laws in connection with the issuance, transfer, or exchange of Warrants.

(f)             The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys, agents, or employees, and the Warrant Agent shall not be answerable or accountable for any act, default, neglect, or misconduct of any such attorneys, agents, or employees or for any loss to the Company resulting from such neglect or misconduct, provided that the Warrant Agent acts without gross negligence, willful misconduct, or bad faith in connection with the selection of such attorneys, agents, or employees.

(g)            The Warrant Agent may consult at any time with legal counsel satisfactory to it (who may be legal counsel for the Company).

ARTICLE IX.

MISCELLANEOUS PROVISIONS

Section 9.1.             Binding Effects; Benefits. This Agreement shall inure to the benefit of and shall be binding upon the Company, the Warrant Agent, and the Holders and their respective heirs, legal representatives, successors, and assigns. Nothing in this Agreement, expressed or implied, is intended to or shall confer on any person other than the Company, the Warrant Agent, and the Holders, or their respective heirs, legal representatives, successors, or assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

Section 9.2.             Notices. All notices, requests, consents, and other communications hereunder to any party shall be deemed to be sufficient if delivered in writing in person, by electronic mail or facsimile, or sent by nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or at such other address as may hereafter be designated in writing by such party to the other parties. All such notices, requests, consents, and other communications shall be delivered as follows:

if to the Warrant Agent, to:

CSC Delaware Trust Company

251 Little Falls Drive

Wilmington, DE 19808

Attn: Gregory Daniels

Email: gregory.daniels@cscglobal.com

with copies (which shall not constitute notice) to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166-4193

Attn: Jonathan Levine and Tom Good

Email: jonlevine@winston.com; tgood@winston.com

if to the Company, to:

Office Properties Income Trust

Two Newton Place, 255 Washington Street, Suite 300

Newton, MA 02458
Attention: Yael Duffy and Brian Donley

E-mail: YDuffy@rmrgroup.com and BDonley@rmrgroup.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

Attention: Ray C. Schrock (ray.schrock@lw.com)

Andrew M. Parlen (andrew.parlen@lw.com)

Anupama Yerramalli (anu.yerramalli@lw.com)

Keith A. Simon (keith.simon@lw.com)

Christopher J. Clark (christopher.j.clark@lw.com)

Christopher M. Cronin (christopher.cronin@lw.com)

if to Registered Holders, at their addresses as they appear in the Warrant Register and, if different, at the addresses appearing in the records of the transfer agent or registrar for the Common Shares.

All such notices, requests, consents, and other communications shall be deemed to have been received (i) in the case of personal delivery or delivery by facsimile or electronic mail, on the date of such delivery, (ii) in the case of dispatch by nationally recognized overnight courier, on the next Business Day following such dispatch, and (iii) in the case of mailing, on the fifth (5th) Business Day after the posting thereof.

Section 9.3.             Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the Holders, any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto, their successors and assigns and the Holders.

Section 9.4.             Examination of this Agreement. A copy of this Agreement, and of the entries in the Warrant Register relating to such Registered Holder’s Warrants, shall be available at all reasonable times at an office designated for such purpose by the Warrant Agent, for examination by the Registered Holder of any Warrant.

Section 9.5.             Counterparts. This Agreement may be executed in any number of original or facsimile or electronic PDF counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 9.6.             Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation hereof.

Section 9.7.             Amendments.

(a)            Subject to Section 9.7(b) below, this Agreement may not be amended except in writing signed by the Company and the Warrant Agent.

(b)            The Company and the Warrant Agent may from time to time supplement or amend this Agreement or the Warrants, as follows:

(i)            without the approval of any Holder in order to cure any ambiguity, manifest error, or other mistake in this Agreement or the Warrants, or to correct or supplement any provision contained herein or in the Warrants that may be defective or inconsistent with any other provision herein or in the Warrants, or to make any other provisions in regard to matters or questions arising hereunder that the Company may deem necessary or desirable and that shall not adversely affect, alter, or change the interests of the Holders in any material respect, or

(ii)            with the prior written consent of the Requisite Holders; provided, that the consent of each Holder adversely affected thereby shall be required for any amendment that (i) reduces the term of the Warrants (or otherwise modifies any provisions pursuant to which the Warrants may be terminated or cancelled, other than technical provisions related to certificated securities), or (ii) increases the Exercise Price and/or decreases the number of Warrant Exercise Shares (or, as applicable, the amount of such other securities and/or assets) deliverable upon exercise of the Warrants, other than such increases and/or decreases that are made pursuant to this Agreement.

(c)            Notwithstanding anything to the contrary herein, upon the delivery of a certificate from an Appropriate Officer which states that the proposed supplement or amendment is in compliance with the terms of this Section 9.7, the Warrant Agent shall execute such supplement or amendment; provided that the Warrant Agent may, but shall not be obligated to, execute any amendment or supplement that affects Warrant Agent’s rights, duties, immunities, liabilities, or obligations hereunder. Any amendment, modification, or waiver effected pursuant to and in accordance with the provisions of this Section 9.7 shall be binding upon all Holders and upon each future Holder, the Company, and the Warrant Agent. In the event of any amendment, modification, or waiver, the Company shall give prompt notice thereof to all Registered Holders. Any failure of the Company to give such notice or any defect therein shall not, however, in any way impair or affect the validity of any such amendment.

Section 9.8.             No Inconsistent Agreements; No Impairment. The Company shall not, on or after the date hereof, enter into any agreement with respect to its securities which conflicts with the rights granted to the Holders in this Agreement. The Company represents and warrants to the Holders that the rights granted hereunder do not in any way conflict with the rights granted to holders of the Company’s securities under any other agreements. The Company shall not, by amendment of its declaration of trust or bylaws, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of the Warrants and in the taking of all such action as may be necessary in order to preserve the exercise rights of the Holders against impairment.

Section 9.9.             Integration/Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Company, the Warrant Agent, and the Holders in respect of the subject matter contained herein. There are no restrictions, promises, warranties, or undertakings, other than those set forth or referred to herein, with respect to the Warrants. This Agreement supersedes all prior agreements and understandings between the parties with respect to the Warrants.

Section 9.10.           Governing Law, Etc. This Agreement and each Warrant issued hereunder shall be deemed to be a contract made under the Laws of the State of New York and for all purposes shall be governed by and construed in accordance with the Laws of such State. Each party hereto consents and submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and of the U.S. federal courts located in the Southern District of New York in connection with any action or proceeding brought against it that arises out of or in connection with, that is based upon, or that relates to this Agreement or the transactions contemplated hereby; provided that nothing in this Section 9.10 shall limit or restrict the exclusive jurisdiction retained by the Bankruptcy Court pursuant to Article XI of the Plan, including, without limitation, the interpretation, implementation, or enforcement of the Plan or any Plan Supplement Document. In connection with any such action or proceeding in any such court, each party hereto hereby waives personal service of any summons, complaint, or other process and hereby agrees that service thereof may be made in accordance with the procedures for giving notice set forth in Section 9.2 hereof. Each party hereto hereby waives any objection to jurisdiction or venue in any such court in any such action or proceeding and agrees not to assert any defense based on forum non conveniens or lack of jurisdiction or venue in any such court in any such action or proceeding.

Section 9.11.           Termination. This Agreement will terminate on the earlier of (i) such date when all Warrants have been exercised with respect to all shares subject thereto, or (ii) the expiration of the Exercise Period. The provisions of Section 8.3 and this Article IX shall survive such termination and the resignation, replacement or removal of the Warrant Agent.

Section 9.12.           Waiver of Trial by Jury. Each party hereto, including each Holder by its receipt of a Warrant, hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim, or other proceeding (whether based on contract, tort, or otherwise) arising out of, connected with, or relating to this Agreement and the transactions contemplated hereby.

Section 9.13.           Remedies. The Company hereby agrees that, in the event that the Company violates any provisions of the Warrants (including the obligation to deliver shares of Common Shares upon the exercise thereof), the remedies at law available to the Holder of such Warrant may be inadequate. In such event, any Holder shall have the right, in addition to all other rights and remedies any of them may have, to specific performance and/or injunctive or other equitable relief to enforce the provisions of this Agreement and the Warrants.

Section 9.14.           Bank Accounts. All funds received by the Warrant Agent under this Agreement that are to be distributed or applied by the Warrant Agent in the performance of Services (the “Funds”) shall be held by the Warrant Agent as agent for the Company and deposited in one or more bank accounts to be maintained by the Warrant Agent in its name as agent for the Company. Until paid pursuant to the terms of this Agreement, the Warrant Agent will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating), and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Warrant Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Warrant Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution, or other third party. The Warrant Agent may from time to time receive interest, dividends, or other earnings in connection with such deposits. The Warrant Agent shall not be obligated to pay such interest, dividends, or earnings to the Company, any holder, or any other party.

Section 9.15.           Severability. In the event that any one or more of the provisions contained in this Agreement, or the application thereof in any circumstances, is held invalid, illegal, or unenforceable, the validity, legality, and enforceability of any such provisions in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby; provided, that if any such excluded provision shall adversely affect the rights, immunities, duties, or obligations of the Warrant Agent, the Warrant Agent shall be entitled to immediately resign.

Section 9.16.           Confidentiality. The Warrant Agent and the Company agree that the Warrant Register and personal, non-public warrant holder information, which are exchanged or received pursuant to the negotiation or carrying out of this Agreement, shall remain confidential and shall not be voluntarily disclosed to any other person, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions), or pursuant to the requirements of the SEC.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the undersigned parties hereto as of the date first above written.

OFFICE PROPERTIES INCOME TRUST

By:	/s/ Brian E. Donley
Name: Brian E. Donley
Title: Chief Financial Officer and Treasurer

CSC Delaware Trust Company, as Warrant Agent

By:	/s/ Gregory Daniels
Name: Gregory Daniels
Title: Vice President

EXHIBIT A-1

FACE OF GLOBAL WARRANT CERTIFICATE

VOID AFTER 5:00 P.M., NEW YORK CITY TIME, ON [●], 2033,

This Global Warrant Certificate is held by The Depository Trust Company (the “Depositary”) or its nominee in custody for the benefit of the beneficial owners hereof, and is not transferable to any person under any circumstances except that (i) this Global Warrant Certificate may be exchanged in whole but not in part pursuant to Section 6.1(g) of the Warrant Agreement, (ii) this Global Warrant Certificate may be delivered to the Warrant Agent for cancellation pursuant to Section 6.1(h) of the Warrant Agreement, and (iii) this Global Warrant Certificate may be transferred to a successor Depositary with the prior written consent of the Company.

Unless this Global Warrant Certificate is presented by an authorized representative of the Depositary to the Company or the Warrant Agent for registration of transfer, exchange, or payment and any certificate issued is registered in the name of Cede & Co. or such other entity as is requested by an authorized representative of the Depositary (and any payment hereon is made to Cede & Co. or to such other entity as is requested by an authorized representative of the Depositary), any transfer, pledge, or other use hereof for value or otherwise by or to any person is wrongful because the registered owner hereof, Cede & Co., has an interest herein.

Transfers of this Global Warrant Certificate shall be limited to transfers in whole, but not in part, to nominees of the Depositary or to a successor thereof or such successor’s nominee.

No registration or transfer of the securities issuable pursuant to the Warrant will be recorded on the books of the Company until such provisions have been complied with.

THE SECURITIES REPRESENTED BY THIS GLOBAL WARRANT CERTIFICATE (INCLUDING THE SECURITIES ISSUABLE UPON EXERCISE OF THE WARRANT) WILL BE ISSUED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SECTION 1145 OF THE BANKRUPTCY CODE. THE WARRANT MAY BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED WITHOUT REGISTRATION UNDER THE SECURITIES ACT, PROVIDED THAT THE HOLDER IS NOT DEEMED TO BE AN UNDERWRITER AS SUCH TERM IS DEFINED IN SECTION 1145(b) OF THE BANKRUPTCY CODE OR AN AFFILIATE OF THE ISSUER. IF THE HOLDER IS DEEMED TO BE AN UNDERWRITER AS SUCH TERM IS DEFINED IN SECTION 1145(b) OF THE BANKRUPTCY CODE OR AN AFFILIATE OF THE COMPANY, THEN THE WARRANT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED UNLESS (1) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAW OR (2) SUCH DISPOSITION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT AND OF ANY APPLICABLE STATE SECURITIES LAWS. IN ADDITION, THE WARRANT MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER COMPLIES WITH THE TRANSFER PROVISIONS IN ARTICLE VI OF THE WARRANT AGREEMENT. THESE LEGENDS MAY NOT BE REMOVED WITHOUT THE WRITTEN CONSENT OF THE COMPANY.

THIS WARRANT WILL BE VOID IF NOT EXERCISED PRIOR TO
5:00 P.M., NEW YORK CITY TIME, ON [●], 2033,

WARRANT TO PURCHASE

_________ COMMON SHARES OF

OFFICE PROPERTIES INCOME TRUST*

CUSIP # 67623C117
ISSUE DATE: [●], 2026

No. [•]

This certifies that, for value received, Cede & Co. and its registered assigns (collectively, the “Registered Holder”), is entitled to purchase from Office Properties Income Trust, a Maryland real estate investment trust (the “Company”), subject to the terms and conditions hereof, at any time before 5:00 p.m., New York time, on [●], 2033, the number of fully paid and non-assessable common shares of beneficial interest, $0.01 par value per share (“Common Shares”) of the Company set forth above at the Exercise Price (as defined in the Warrant Agreement). The Exercise Price and the number and kind of shares purchasable hereunder are subject to adjustment from time to time as provided in Article V of the Warrant Agreement. The initial Exercise Price shall be $25.00.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.

* Exercisable for [●] Common Shares for all Warrants in the aggregate, subject to adjustment in accordance with Article V of the Warrant Agreement.

IN WITNESS WHEREOF, this Warrant has been duly executed by the Company under its corporate seal as of the [●] day of [●], 2026.

OFFICE PROPERTIES INCOME TRUST

By:
Name:
Title:

CSC DELAWARE TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

Address of Registered Holder for Notices (until changed in accordance with this Warrant):
Cede & Co.
55 Water Street
New York, New York 10041

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS GLOBAL WARRANT CERTIFICATE SET FORTH ON THE REVERSE HEREOF. SUCH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH AT THIS PLACE.

FORM OF REVERSE OF GLOBAL WARRANT CERTIFICATE

The Warrant evidenced by this Global Warrant Certificate is a part of a duly authorized issue of Warrants to purchase_______¤Common Shares issued pursuant to the Warrant Agreement, a copy of which may be inspected at the office of the Warrant Agent designated for such purpose. The Warrant Agreement hereby is incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties, and immunities thereunder of the Warrant Agent, the Company, and the Registered Holders of the Warrants. Capitalized terms used in this Warrant Certificate but not defined herein shall have the meanings assigned to them in the Warrant Agreement.

The Company shall not be required to issue fractions of Common Shares or any certificates that evidence fractional Common Shares.

No Warrants may be sold, exchanged, or otherwise transferred in violation of the Securities Act or state securities laws. This Warrant does not entitle the Registered Holder to any of the rights of a shareholder of the Company.

THE WARRANT EVIDENCED BY THIS GLOBAL WARRANT CERTIFICATE IS SUBJECT TO RESTRICTIONS ON OWNERSHIP AND TRANSFER WHICH ARE OR MAY HEREAFTER BE CONTAINED IN THE DECLARATION OF TRUST OR IN THE BYLAWS, INCLUDING PROVISIONS OF THE DECLARATION OF TRUST WHICH PROHIBIT THE OWNERSHIP OF MORE THAN 9.8% OF ANY CLASS OR SERIES OF THE COMPANY’S SHARES OF BENEFICIAL INTEREST BY ANY PERSON OR GROUP (AND TREAT THE WARRANT AS AN OUTSTANDING COMMON SHARE). THIS DESCRIPTION OF THE RESTRICTIONS UPON OWNERSHIP OR TRANSFER OF THE COMPANY’S SECURITIES IS NOT COMPLETE. A MORE COMPLETE DESCRIPTION OF THESE RESTRICTIONS AND OF VARIOUS RIGHTS AND OBLIGATIONS OF WARRANT HOLDERS APPEARS IN THE DECLARATION OF TRUST OR BYLAWS, AS APPLICABLE, AND IN CERTAIN OTHER AGREEMENTS WHICH MAY FROM TIME TO TIME BE ENTERED INTO BY THE COMPANY AFFECTING THE RIGHTS AND OBLIGATIONS OF WARRANT HOLDERS. COPIES OF THE DECLARATION OF TRUST, BYLAWS, AND AGREEMENTS AFFECTING THE RIGHTS AND OBLIGATIONS OF WARRANT HOLDERS AS IN EFFECT FROM TIME TO TIME WILL BE SENT WITHOUT CHARGE TO ANY WARRANT HOLDER UPON REQUEST TO THE SECRETARY OF THE COMPANY.

Subject to the terms of the Warrant Agreement, the Company and Warrant Agent may deem and treat the Registered Holder hereof as the absolute owner of this Warrant Certificate for all purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

¤ Exercisable for [●] Common Shares for all Warrants in the aggregate, subject to adjustment in accordance with Article V of the Warrant Agreement.

EXHIBIT A-2

THE SECURITIES REPRESENTED BY THIS WARRANT CERTIFICATE (INCLUDING THE SECURITIES ISSUABLE UPON EXERCISE OF THE WARRANT) WILL BE ISSUED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SECTION 1145 OF THE BANKRUPTCY CODE. THE WARRANT MAY BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED WITHOUT REGISTRATION UNDER THE SECURITIES ACT, PROVIDED THAT THE HOLDER IS NOT DEEMED TO BE AN UNDERWRITER AS SUCH TERM IS DEFINED IN SECTION 1145(b) OF THE BANKRUPTCY CODE OR AN AFFILIATE OF THE ISSUER. IF THE HOLDER IS DEEMED TO BE AN UNDERWRITER AS SUCH TERM IS DEFINED IN SECTION 1145(b) OF THE BANKRUPTCY CODE OR AN AFFILIATE OF THE COMPANY, THEN THE WARRANT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED UNLESS (1) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAW OR (2) SUCH DISPOSITION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT AND OF ANY APPLICABLE STATE SECURITIES LAWS. IN ADDITION, THE WARRANT MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER COMPLIES WITH THE TRANSFER PROVISIONS IN ARTICLE VI OF THE WARRANT AGREEMENT. THESE LEGENDS MAY NOT BE REMOVED WITHOUT THE WRITTEN CONSENT OF THE COMPANY.

Certificate Number _________________	Warrants______________
CUSIP 67623C117

This certifies that

is the holder of

WARRANTS TO PURCHASE COMMON SHARES OF
OFFICE PROPERTIES INCOME TRUST

transferable on the books of the Company by the holder hereof in person or by duly authorized attorney upon surrender of the certificate properly endorsed. Each Warrant entitles the holder and its registered assigns (collectively, the “Registered Holder”) to purchase by exercise from Office Properties Income Trust, a Maryland real estate investment trust (the “Company”), subject to the terms and conditions hereof, at any time before 5:00 p.m., New York time, on [●], 2033, one fully paid and non-assessable common share of beneficial interest, $0.01 par value per share (“Common Share”) of the Company at the Exercise Price (as defined in the Warrant Agreement). The Exercise Price and the number and kind of shares purchasable hereunder are subject to adjustment from time to time as provided in Article V of the Warrant Agreement. The initial Exercise Price shall be $25.00.

This certificate is not valid unless countersigned and registered by the Warrant Agent.

WITNESS the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

DATED:

Authorized Officer
COUNTERSIGNED AND REGISTERED
Attest
Csc delaware trust company, as warrant agent

By:
Secretary		AUTHORIZED SIGNATURE

FORM OF REVERSE OF WARRANT

OFFICE PROPERTIES INCOME TRUST

The Warrants evidenced by this Warrant Certificate are a part of a duly authorized issue of Warrants to purchase [●] Common Shares issued pursuant to the Warrant Agreement, dated as of [●], 2026, between Office Properties Income Trust, a Maryland real estate investment trust (the “Company”), and CSC Delaware Trust Company (together with its successors and assigns, the “Warrant Agent” and the agreement, the “Warrant Agreement”), a copy of which may be inspected at the office of the Warrant Agent designated for such purpose. The Warrant Agreement is incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties, and immunities thereunder of the Warrant Agent, the Company, and the Registered Holders of the Warrants. Capitalized terms used in this Warrant Certificate but not defined herein shall have the meanings assigned to them in the Warrant Agreement.

The Company shall not be required to issue fractions of Common Shares or any certificates that evidence fractional Common Shares. No Warrants may be sold, exchanged, or otherwise transferred in violation of the Securities Act or state securities laws. The Warrants represented by this Warrant Certificate do not entitle the Registered Holder to any of the rights of a shareholder of the Company. The Company and Warrant Agent may deem and treat the Registered Holder hereof as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone) for all purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

THIS WARRANT IS SUBJECT TO RESTRICTIONS ON OWNERSHIP AND TRANSFER WHICH ARE OR MAY HEREAFTER BE CONTAINED IN THE DECLARATION OF TRUST OR IN THE BYLAWS, INCLUDING PROVISIONS OF THE DECLARATION OF TRUST WHICH PROHIBIT THE OWNERSHIP OF MORE THAN 9.8% OF ANY CLASS OR SERIES OF THE COMPANY’S SHARES OF BENEFICIAL INTEREST BY ANY PERSON OR GROUP (AND TREAT THE WARRANT AS AN OUTSTANDING COMMON SHARE). THIS DESCRIPTION OF THE RESTRICTIONS UPON OWNERSHIP OR TRANSFER OF THE COMPANY’S SECURITIES IS NOT COMPLETE. A MORE COMPLETE DESCRIPTION OF THESE RESTRICTIONS AND OF VARIOUS RIGHTS AND OBLIGATIONS OF WARRANT HOLDERS APPEARS IN THE DECLARATION OF TRUST OR BYLAWS, AS APPLICABLE, AND IN CERTAIN OTHER AGREEMENTS WHICH MAY FROM TIME TO TIME BE ENTERED INTO BY THE COMPANY AFFECTING THE RIGHTS AND OBLIGATIONS OF WARRANT HOLDERS. COPIES OF THE DECLARATION OF TRUST, BYLAWS, AND AGREEMENTS AFFECTING THE RIGHTS AND OBLIGATIONS OF WARRANT HOLDERS AS IN EFFECT FROM TIME TO TIME WILL BE SENT WITHOUT CHARGE TO ANY WARRANT HOLDER UPON REQUEST TO THE SECRETARY OF THE COMPANY.

EXHIBIT B-1

EXERCISE FORM FOR REGISTERED HOLDERS HOLDING WARRANT CERTIFICATES

EXHIBIT B-2

EXERCISE FORM FOR REGISTERED HOLDERS HOLDING DIRECT REGISTERED WARRANTS

EXHIBIT C

FORM OF ASSIGNMENT
FOR REGISTERED HOLDERS
HOLDING DIRECT REGISTRATION WARRANTS